An annual meeting of shareholders of Neuberger Berman
Dividend Advantage Fund Inc. was held on March 8, 2005.
Shareholders voted on the following matter: (1) To elect five Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008, or until their successors are elected and qualified. Class I and II
Directors continue to hold office until the annual meeting in 2006 and 2007, respectively.

Proposal 1 - To elect five Class III Directors (one of which is to be elected only by holders of the Funds preferred stock) to serve until the annual meeting of stockholders in 2008.


Common and Preferred Shares

			Votes         Votes   Votes	Abstentions  Broker
			 For	     Against Withheld    	    Non-Votes
Robert A. Kavesh:    4,311,086.398	-    31,240.000	    -		-
Edward I. OBrien:    4,312,261.398	-    30,065.000	    -		-
William E. Rulon:    4,312,024.398	-    30,302.000	    -		-
Candace L. Straight: 4,312,749.398	-    29,577.000	    -		-

Preferred Shares
			Votes         Votes   Votes	Abstentions  Broker
			For	     Against Withheld    	    Non-Votes
Howard A. Mileaf	1,088.000	-	4.000		-	-